Exhibit 1.2

Execution Version

October 14, 2022

STRICTLY CONFIDENTIAL

ThermoGenesis Holdings, Inc.

2711 Citrus Road

Rancho Cordova, California 95742

Attn: Xiaochun (Chris) Xu, Ph.D., Chief Executive Officer

Dear Dr. Xu:

Reference is made to that certain engagement letter (the “Engagement Letter”), dated as of March 8, 2022, by and between ThermoGenesis Holdings, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright shall serve, among other things, as the exclusive agent in any Offering of Securities of the Company during the “Term” (as defined in the Engagement Letter). Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Letter.

(1)	The Company and Wainwright hereby agree to amend and restate Section A.2 of the Engagement Letter, as follows:

“2. Expense Allowance. Out of the proceeds of each Closing, as a percentage of the offering proceeds per closing. the Company also agrees to pay Wainwright (a) a management fee equal to 1.0% of the gross proceeds raised in each Offering; (b) $25,000 for non-accountable expenses; (c) up to $100,000 for fees and expenses of legal counsel and other out-of-pocket expenses, plus the additional amount payable by the Company pursuant to Paragraph D.3 hereunder, and, if applicable, up to $2,500 for the costs associated with the use of a third-party electronic road show service (such as NetRoadshow); provided, however, that such amount in no way limits or impairs the indemnification and contribution provisions of this Agreement.”

(2) In addition, the Company and Wainwright hereby agree to extend the Term of the Engagement Letter from its original expiration date until the sixtieth (60th) day following the date of this amendment.

Except as expressly set forth above, all of the terms and conditions of the Engagement Letter shall continue in full force and effect after the execution of this amendment and shall not be in any way changed, modified or superseded except as expressly set forth above.

430 Park Avenue  |  New York, New York 10022  |  212.356.0500  |  www.hcwco.com

Member: FINRA/SIPC

This amendment shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. This amendment may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

* * * * *

IN WITNESS WHEREOF, this amendment is executed as of the date first set forth above.

Very truly yours, H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D. Silvera
Name: Edward D. Silvera
Title: Chief Operating Officer

Accepted and Agreed:

THERMOGENESIS HOLDINGS, INC.

By:	/s/ Jeffery Cauble
Name: Jeffery Cauble
Title: Chief Financial Officer

[THMO EA Amendment Signature Page]

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